Exhibit 99.1

Wednesday July 15, 2015
FOR IMMEDIATE RELEASE

Washington Federal Announces
Quarterly Earnings Per Share Increase of 10%

SEATTLE, WASHINGTON - Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced earnings of $39,050,000 or $.41 cents per diluted share for the quarter ended June 30, 2015, compared to $37,910,000 or $.37 cents per diluted share for the quarter ended June 30, 2014, an increase of 10.1%. The quarter produced a return on average assets of 1.08% and a return on average equity of 8.00%.
Chairman, President & CEO Roy M. Whitehead commented, “It was a good quarter for the Company. Loan growth and strengthening asset quality were positive trends that we expect to continue. In addition, we appear well positioned for rising interest rates and foresee opportunities to manage operating costs lower over time to help offset the growth in regulatory burden and narrow margins.

We continue to maintain our very strong capital position; therefore, we were pleased to have returned excess capital to shareholders through the repurchase of 1.2 million shares. We also approved a 13 cents per share cash dividend during the quarter and announced the authorization of an additional 5 million shares that may be repurchased under Washington Federal’s share repurchase program.

The Company’s efforts remain targeted to growing the customer base organically, completing major technology initiatives, and improving operational quality and efficiency.”

Loans receivable, exclusive of covered loans, grew by $225 million or 2.7% during the quarter to $8.6 billion as of June 30, 2015. The increase since September 30, 2014 was $497 million or 6.1%. Loan originations for the quarter totaled $753 million, a $156 million or 26.2% increase over the same quarter of the prior year. For the fiscal year to date, loan originations were a record $2 billion. Commercial loan originations made up 58% of total originations for the quarter and 60% for the fiscal year. The weighted average interest rate on loans was 4.54% as of June 30, 2015, which is a decrease from 4.61% as of March 31, 2015 and 4.75% as of September 30, 2014. The interest rates on new loans are lower than the rates on repaid loans due to market conditions and a shift toward shorter term and floating rate loans. Actual yield earned on loans will be greater than the weighted average rate due to net deferred loan fees and net discounts on acquired loans, which are accreted into income over the term of the loans.
Customer deposits decreased during the quarter by $114 million or 1.1% to $10.6 billion as of June 30, 2015 and have declined by $139 million or 1.3% since September 30, 2014. Transaction accounts represented 54% of total deposits which was similar to the prior quarter and an increase from 51% as of September 30, 2014. Over the last several years, the Company has focused on increasing transaction accounts as they are typically less sensitive to rising interest rates and should lessen our exposure to higher interest expenses when interest rates rise. Additionally, transaction accounts are associated with higher fee income.
Total assets of $14.4 billion at June 30, 2015 were lower by $240 million or 1.6% as compared to March 31, 2015 and by $385 million or 2.6% as compared to September 30, 2014 due primarily to decreases in cash balances by $326 million and $432 million, respectively. Investments also decreased by $26 million during the quarter ended June 30, 2015 and by $387 million from the prior year end.
Net interest income for the quarter was $100.6 million, a $3.3 million or 3.2% decrease from the prior quarter and a $2.7 million or 2.6% decrease from the quarter ended June 30, 2014. Lower earnings on mortgage backed securities of $1.1 million and $3.5 million, respectively, was a significant reason. Management was reluctant to replace securities repayments in the continued low interest rate environment. Loan interest income was also lower by $2.0 million as compared to the quarter ended March 31, 2015 due to lower loan rates as a result of the interest rate environment and because the prior quarter included higher loan interest income due to credit quality improvements such that previously non-accrual loans were returned to accrual status. Net interest margin was 3.02% for the quarter ended June 30, 2015 which is lower than 3.10%

for the prior quarter and 3.05% for the quarter ended June 30, 2014. Net interest income was also lower as average earning assets were $68 million and $229 million lower than the prior quarter and the same quarter of the prior year, respectively.
Total non-performing assets, including real estate owned as a result of foreclosure, amounted to $129 million or 0.90% of total assets at quarter-end, a $24 million or 15.9% decrease from March 31, 2015 and an $18 million or 12.5% decrease from September 30, 2014. Non-performing loans decreased from $87 million at September 30, 2014 to $77 million as of March 31, 2015 and to $65 million as of June 30, 2015. Total loan delinquencies were 0.98% of non-covered loans as of June 30, 2015, a decrease from 1.20% at March 31, 2015 and 1.44% at September 30, 2014. Delinquencies on single family mortgage loans, the largest component of the loan portfolio, declined during the fiscal year to 1.32% from 1.42% at March 31, 2015 and 1.63% at September 30, 2014.
The provision for loan losses was a reversal of $1.9 million, $3.9 million and $3.0 million for the quarters ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively, as a result of improving asset quality. There were $6.6 million in charge-offs for the quarter ended June 30, 2015 that were largely offset by $6.2 million in recoveries. Net recoveries for the fiscal year-to-date were $3.7 million. The Company maintains an allowance for loan losses plus reserve for unfunded commitments that totals $108 million or 1.17% of total gross loans as of June 30, 2015. This is a decrease from $110 million or 1.22% of total gross loans as of March 31, 2015 and $115 million or 1.33% of total gross loans as of September 30, 2014.
Net gain on real estate acquired through foreclosure amounted to $3.2 million during the quarter ended June 30, 2015 as compared to a gain of $1.5 million for the quarter ended March 31, 2015 and a loss of $2.1 million for the quarter ended June 30, 2014. The Company expects the amount of gain or loss on real estate acquired to continue to fluctuate in future quarters based primarily on the timing of sales and the amount, if any, of gains or losses related to those sales. Net gain or loss on real estate acquired through foreclosure includes gains and losses on sales, ongoing maintenance expenses and any additional net valuation adjustments.
The Company’s efficiency ratio was 50.5%, 50.0% and 47.9% for the quarters ended June 30, 2015, March 31, 2015, and June 30, 2014, respectively. It remains among the best in the industry. Total operating expenses were $56.7 million for the quarter ended June 30, 2015, a decrease of $0.6 million or 1.1% as compared to the quarter ended March 31, 2015 due to lower compensation and benefit costs. Compared to the same quarter in the prior year, there was an increase of $3.4 million or 6.4% that was largely driven by an increase in employees and branch locations provided by last year’s branch acquisitions and the related costs to service the acquired accounts. Other income was $11.8 million for the quarter ended June 30, 2015, an increase of $1.0 million or 8.9% from the quarter ended March 31, 2015 and an increase of $3.7 million or 46.3% as compared to the same quarter of the prior year. During the quarter ended June 30, 2015, other income included a $9.6 million gain on sale of $237 million of investments that was partially offset by a prepayment charge of $7.9 million on a $100 million Federal Home Loan Bank advance that was accruing interest at 4.49% and scheduled to mature in September 2017.
During the quarter, the Company repurchased 1,172,000 shares of stock at a weighted average price of $21.93. For the fiscal year to date, the Company has repurchased 4,788,000 shares of stock at a weighted average price of $21.52 and has board authorization to repurchase an additional 5.3 million shares. The ratio of tangible common equity to tangible assets was 11.79% as of June 30, 2015.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 245 branches in eight western states. The bank gathers deposits from the general public and invests these funds in loans of various types, including first lien mortgage loans, home equity loans, construction loans, land acquisition and development loans, multi-family dwelling loans, other income producing property loans, and business loans. It also invests funds in government and agency obligations and certain other investments.
To find out more about Washington Federal, please visit our website. Washington Federal uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2014 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Cathy Cooper, SVP Marketing Communications
206-777-8246
cathy.cooper@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	June 30, 2015	September 30, 2014
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$349,550	$781,843
Available-for-sale securities, at fair value	2,624,374	3,049,442
Held-to-maturity securities, at amortized cost	1,586,514	1,548,265
Loans receivable, net	8,645,609	8,148,322
Covered loans, net	77,311	176,476
Interest receivable	39,550	52,037
Premises and equipment, net	267,835	257,543
Real estate held for sale	55,491	55,072
Real estate held for investment	4,336	4,808
Covered real estate held for sale	4,434	24,082
FDIC indemnification asset	18,783	36,860
FHLB and FRB stock	103,189	158,839
Bank owned life insurance	101,720	—
Intangible assets, net	300,109	302,909
Federal and state income tax assets, net	11,286	16,515
Other assets	180,405	143,028
	$14,370,496	$14,756,041
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$5,696,536	$5,490,687
Time deposit accounts	4,881,849	5,226,241
	10,578,385	10,716,928
FHLB advances	1,730,000	1,930,000
Advance payments by borrowers for taxes and insurance	30,656	29,004
Accrued expenses and other liabilities	72,334	106,826
	12,411,375	12,782,758
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 133,688,179 and 132,322,909 shares issued; 93,982,148 and 98,404,705 shares outstanding	133,688	133,323
Paid-in capital	1,643,243	1,638,211
Accumulated other comprehensive income, net of taxes	10,977	20,708
Treasury stock, at cost; 38,534,369 and 34,918,204 shares	(628,157)	(525,108)
Retained earnings	799,370	709,149
	1,959,121	1,976,283
	$14,370,496	$14,759,041
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$20.85	$20.09
Tangible common stockholders' equity per share	17.65	17.01
Stockholders' equity to total assets	13.63%	13.40%
Tangible common stockholders' equity to tangible assets	11.79	11.58

Weighted average rates at period end
Loans and mortgage-backed securities	3.96%	4.17%
Combined loans, mortgage-backed securities and investments	3.61	3.63
Customer accounts	0.48	0.51
Borrowings	3.43	3.52
Combined cost of customer accounts and borrowings	0.90	0.97
Interest rate spread	2.71	2.66

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
	(In thousands, except per share data)		(In thousands, except per share data)
INTEREST INCOME
Loans & covered assets	$107,250	$108,089	$324,817	$321,650
Mortgage-backed securities	16,995	20,507	54,313	60,947
Investment securities and cash equivalents	5,055	6,415	16,084	16,023
	129,300	135,011	395,214	398,620
INTEREST EXPENSE
Customer accounts	12,485	14,238	38,504	44,517
FHLB advances and other borrowings	16,250	17,494	50,082	51,877
	28,735	31,732	88,586	96,394
Net interest income	100,565	103,279	306,628	302,226
Provision (reversal) for loan losses	(1,932)	(3,000)	(11,381)	(11,936)
Net interest income after provision for loan losses	102,497	106,279	318,009	314,162

OTHER INCOME
Loan fee income	1,915	2,297	6,028	5,667
Deposit fee income	5,156	4,035	16,538	9,120
Gain (loss) on sale of investments	9,639	—	9,639	—
Prepayment penalty on long-term debt	(7,941)	—	(10,554)	—
Other Income (Loss)	3,042	1,740	6,380	5,775
	11,811	8,072	28,031	20,562
OTHER EXPENSE
Compensation and benefits	29,824	28,946	89,453	81,908
Occupancy	8,492	7,468	24,866	21,864
FDIC insurance premiums	2,377	2,978	5,431	8,679
Product delivery	6,175	4,577	17,222	9,961
Information Technology	3,783	3,505	11,695	10,365
Other	6,068	5,819	18,975	16,694
	56,719	53,293	167,642	149,471
Gain (loss) on real estate acquired through foreclosure, net	3,188	(2,056)	4,976	(3,454)
Income before income taxes	60,777	59,002	183,374	181,799
Income tax provision	21,727	21,092	65,556	64,996
NET INCOME	$39,050	$37,910	$117,818	$116,803

PER SHARE DATA
Basic earnings	$0.41	$0.38	$1.22	$1.15
Diluted earnings	0.41	0.37	1.22	1.14
Cash dividends per share	0.13	0.10	0.41	0.31

Basic weighted average number of shares outstanding	94,466,524	100,979,219	96,335,777	101,777,112
Diluted weighted average number of shares outstanding, including dilutive stock options	94,904,262	101,393,936	96,726,085	102,234,350

PERFORMANCE RATIOS
Return on average assets	1.08%	1.04%	1.08%	1.10%
Return on average common equity	8.00	7.64	8.04	7.91
Net Interest Margin	3.02	3.05	3.04	3.06